EXHIBIT 99.1

Spartan Motors, Inc.
1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Web Page - www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Highlights Second Quarter Results

•	Net sales of $196.5 million, up 28.8% compared to second quarter 2007
•	Net earnings of $0.32 per diluted share, up 60.0% year-over-year
•	Return on invested capital of 27.7%, up 23.1% year-over-year
•	Gross margin of 17.2%, up 9.6% year-over-year
•	Consolidated backlog of $320.2 million; up 10.3% year-over-year

CHARLOTTE, Michigan, July 24, 2008 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its best second quarter in company history with a 28.8 percent year-over-year increase in revenues and a 59.8 percent year-over-year increase in net earnings, overcoming challenges in several of its end markets.

Second Quarter Results
Spartan reported net earnings of $10.4 million, or $0.32 per diluted share, on net sales of $196.5 million for the second quarter ended June 30, 2008, compared with net earnings of $6.5 million, or $0.20 per diluted share, on net sales of $152.6 million in the same quarter of 2007.

"The company posted a solid second quarter, particularly given a shift in military business from the second quarter to the third quarter, and the sharp decline in the RV market," said John Sztykiel, president and CEO of Spartan Motors. "Despite these challenges, Spartan improved its earnings nearly 60 percent year-over-year, and our earnings for the first six months of 2008 have surpassed our earnings for the whole of 2007.

"This quarter is another illustration of how our market diversification and flexible manufacturing model has enabled us to grow sales, while controlling our cost structure in tough economic times. Our multiple markets - emergency-rescue, RV and specialty vehicles, as well as our service, parts and accessories business - are providing us with growth and enabling us to better manage risk."

Spartan said supply chain issues relative to a production ramp-up, as well as parts, shifted part of the production schedule of a significant military vehicle order from the second quarter to the second half of 2008, with, a significant portion of this order remaining in the backlog as of the end of the quarter.

"As in past quarters, military vehicle production can be difficult to forecast month-to-month, as there are strategic supply ramp-up issues to overcome with each vehicle redesign," said Sztykiel. "At the same time, the company experienced softer than expected conditions in the motorhome chassis market, with industry wholesale shipments of Class A motorhomes down 39.5 percent year-over-year through May, according to the latest data from the Recreational Vehicle Industry Association (RVIA)."

Spartan Motors' consolidated backlog increased 10.3 percent year-over-year, to approximately $320.2 million as of June 30, 2008. Spartan Motors anticipates fulfilling its current backlog orders by May 2009.

Spartan reported gross margin of 17.2 percent in the second quarter of 2008, an increase over a gross margin of 15.7 percent in the same period in 2007. Spartan attributed the year-over-year increase in gross profit to increased sales, product mix, higher absorption of overhead and more favorable warranty costs.

Spartan Motors / Page 2 of 7

Through the first six months of 2008, Spartan's sales increased 55.9 percent compared with the same period of last year, while net earnings increased 83.6 percent compared to the six-month period in 2007. The company reported net earnings per diluted share of $0.77 per share for the first six months of 2007, compared with net earnings per diluted share of $0.42 per share in the same period of 2007.

Spartan Chassis
Sales at Spartan Chassis, the company's largest subsidiary and operating unit, increased 31.6 percent year-over year to $180.8 million for the current quarter. Spartan Chassis represented 92 percent of Spartan Motors' total consolidated sales in the 2008 second quarter. Second quarter earnings at Spartan Chassis improved 53.9 percent year-over-year, and the unit's backlog as of June 30, 2008 increased 21.7 percent year-over-year.

Spartan's chassis sales to the Class A diesel motorhome market decreased 50.0 percent year-over-year in the quarter. Spartan's backlog for RV chassis decreased 47.3 percent year-over-year to $12.5 million as of June 30, 2008. Sales of fire truck chassis in the quarter decreased 11.2 percent compared to the same period of last year, though this segment reported significant improvement in gross margin. Backlog for fire truck chassis at the end of the 2008 second quarter was $75.9 million, a 5.3 percent increase compared to the prior year.

Other Product sales, including specialty chassis for MRAP military vehicles, and Spartan Chassis' growing service, parts and accessories (SPA) business, increased 159.5 percent year-over-year in the second quarter of 2008. Backlog for Other Products increased 43.1 percent year-over-year to $188.7 million as of June 30, 2008. The backlog for Other Products includes a significant order for military vehicles that Spartan expects to produce in the second half of 2008.

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 6.0 percent year-over-year increase in sales for the 2008 second quarter, and represented 8 percent of total company-wide sales in the quarter. Though the unit posted a net loss for the quarter, the EVTeam reported a 25.2 percent improvement in segment bottom-line compared to the second quarter of 2007.

"While our goal remains for each unit to be profitable on a stand-alone basis, without any preferential treatment or pricing, the pull-through of Spartan Chassis from the EVTeam continues to have a positive impact on Spartan Motors' bottom line," said Sztykiel.

Financial Position
Spartan reported an operating cash flow increase in the current quarter of $35.3 million, driven largely by decreased working capital needs. The company ended the quarter with $3.2 million in cash and cash equivalents and $53.4 million in long-term debt, a 14.8 percent reduction in long-term debt since the end of 2007.

"Debt related to working capital in the second quarter decreased compared to the 2008 first quarter to match the lower production volumes, another indication of the flexibility of our business model," said Jim Knapp, chief financial officer of Spartan Motors. "We are closely monitoring material costs to mitigate the impact on margins."

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 27.7 percent in the second quarter of 2008, compared to ROIC of 22.5 percent for the same quarter in 2007. Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.

Market Outlook
"The outlook for motorhome chassis is challenging, though the RVIA is predicting the industry will reach its bottom for shipments in 2008 or early 2009," said Sztykiel. "With greater competitive pressures, our motorhome OEM partners will likely need Spartan more than ever to protect their market share. Our focus in motorhome chassis remains on expanding the number of models riding on our chassis and increasing the Spartan content per motorhome through more up-fit work, such as the new bridge-beam product.

Spartan Motors / Page 3 of 7

"We continue to see smaller orders for mine-blast protected vehicles. These military orders, though not large enough individually to warrant separate announcements, are for specialty variants of existing MRAP vehicles, or for related, lighter vehicles. This trend of smaller orders for specialized and lighter hardened vehicles is expected to stabilize into 2009."

"Our emergency-rescue products made good progress in the quarter, and this progress is expected to continue into the second half of 2008. Recent product introductions, as well as anticipated demand for fire truck chassis and fire trucks ahead of the emissions change in 2010, are expected to drive Spartan's emergency-rescue business into 2009. Several large players in the emergency-rescue market continue to struggle, creating new opportunities for Spartan. We also expect our service, parts and accessories business to become a greater percentage of sales.

Sztykiel concluded: "While the rise in fuel costs are challenging, they are also forcing a restructuring of society and its vehicles. Spartan's model has always been centered on specialty vehicles evolving in advance of society, which creates new opportunities for our flexible, fast and multi-market business model. Our customer-centric philosophy and customized products fill growing niches within our core markets. Spartan's strength in innovation and track record of transforming markets from commercial to custom allows us to create new niche markets. We remain cautiously optimistic about our prospects in 2008 and beyond."

Conference Call & Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on "Shareholders," and then on "Webcasts."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,500 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as "believe," "anticipate," "will," "sustain," and "continue." These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

###
CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO	Jeff Lambert or Ryan McGrath
Spartan Motors, Inc.	Lambert, Edwards & Associates, Inc.
(517) 543-6400	(616) 233-0500 / rmcgrath@lambert-edwards.com

Spartan Motors / Page 4 of 7

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$3,166	$13,527
Accounts receivable, net	102,641	132,907
Inventories	113,107	103,076
Deferred income tax assets	6,925	6,925
Taxes receivable	1,908
Other current assets	2,144	1,978
Total current assets	229,891	258,413

Property, plant and equipment, net	62,043	56,673
Goodwill		2,457
Deferred income tax assets	775	775
Other assets	209	346
Total assets	$295,375	$318,664

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,808	$90,769
Accrued warranty	11,339	10,824
Accrued compensation and related taxes	9,650	10,431
Accrued vacation	2,055	1,758
Accrued customer rebates	2,179	1,963
Deposits from customers	5,843	5,540
Taxes on income		551
Other current liabilities and accrued expenses	4,641	3,367
Current portion of long-term debt	524	522
Total current liabilities	87,039	125,725

Other non-current liabilities	1,108	1,025
Long-term debt, less current portion	53,433	62,696

Shareholders' equity:
Common stock	326	324
Additional paid in capital	63,644	62,648
Retained earnings	89,825	66,246
Total shareholders' equity	153,795	129,218

Total liabilities and shareholders' equity	$295,375	$318,664

Spartan Motors / Page 5 of 7

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Three Months Ended June 30, 2008 and 2007

	June 30, 2008		June 30, 2007
	$-000-%		$-000-%

Sales	196,520		152,583
Cost of Products Sold	162,772		128,570
Gross Profit	33,748	17.2	24,013	15.7

Operating Expenses:
Research and Development	4,743	2.4	3,696	2.4
Selling, General and Administrative	12,886	6.6	9,670	6.3
Total Operating Expenses	17,629	9.0	13,366	8.7

Operating Income	16,119	8.2	10,647	7.0

Other Income (Expense):
Interest Expense	(436)	(0.2)	(436)	(0.3)
Interest and Other Income	199	0.1	192	0.1
Total Other Income (Expense)	(237)	(0.1)	(244)	(0.2)

Earnings before Taxes on Income	15,882	8.1	10,403	6.8

Taxes on Income	5,467	2.8	3,887	2.5

Net Earnings	10,415	5.3	6,516	4.3

Basic Net Earnings per Share	0.33		0.20

Diluted Net Earnings per Share	0.32		0.20

Basic Weighted Average Common Shares Outstanding	32,001		32,073

Diluted Weighted Average Common Shares Outstanding	32,705		32,947

Spartan Motors / Page 6 of 7

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Six Months Ended June 30, 2008 and 2007

	June 30, 2008		June 30, 2007
	$-000-%		$-000-%

Sales	460,615		295,465
Cost of Products Sold	386,238		246,761
Gross Profit	74,377	16.1	48,704	16.5

Operating Expenses:
Research and Development	9,430	2.0	7,486	2.5
Selling, General and Administrative	25,426	5.5	19,151	6.5
Total Operating Expenses	34,856	7.5	26,637	9.0

Operating Income	39,521	8.6	22,067	7.6

Other Income (Expense):
Interest Expense	(1,169)	(0.3)	(682)	(0.3)
Interest and Other Income	293	0.1	329	0.1
Total Other Income (Expense)	(876)	(0.2)	(353)	(0.2)

Earnings before Taxes on Income	38,645	8.4	21,714	7.3

Taxes on Income	13,449	2.9	7,992	2.7

Net Earnings	25,196	5.5	13,722	4.6

Basic Net Earnings per Share	0.79		0.43

Diluted Net Earnings per Share	0.77		0.42

Basic Weighted Average Common Shares Outstanding	31,957		31,828

Diluted Weighted Average Common Shares Outstanding	32,554		32,549

Spartan Motors / Page 7 of 7

Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter and Six Months Ended June 30, 2008

Three Months Ended June 30, 2008 (amounts in thousands of dollars)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	30,206			30,206
Fire Truck Chassis Sales	25,627		(6,259)	19,368
EVTeam Product Sales		22,007		22,007
Other Product Sales	124,939			124,939

Total Net Sales	180,772	22,007	(6,259)	196,520

Interest Expense	64	372		436
Depreciation Expense	649	297	463	1,409
Segment Net Earnings (Loss)	12,433	(714)	(1,304)	10,415

Six Months Ended June 30, 2008 (amounts in thousands of dollars)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	68,351			68,351
Fire Truck Chassis Sales	55,364		(11,708)	43,656
EVTeam Product Sales		46,259		46,259
Other Product Sales	302,349			302,349
Total Net Sales	426,064	46,259	(11,708)	460,615

Interest Expense	13	769	387	1,169
Depreciation Expense	1,238	578	920	2,736
Segment Net Earnings (Loss)	29,077	(1,150)	(2,731)	25,196

Period End Backlog (amounts in thousands of dollars)
	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	March 31, 2008	June 30, 2008

Motorhome Chassis *	23,768	26,097	27,312	17,465	12,533
Fire Truck Chassis *	72,097	67,071	60,374	70,720	75,931
Other Product *	131,801	228,803	199,362	166,457	188,665
Total Chassis	227,666	321,971	287,048	254,642	277,129
EVTeam Product *	62,691	61,178	51,316	49,975	43,094

Total Backlog	290,357	383,149	338,364	304,617	320,223

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 10 months or less for fire truck chassis, other product and EVTeam product